Exhibit 99.1

Equitable Holdings Announces Preliminary Results of Cash Tender Offer for Up

to 46,000,000 Units of AllianceBernstein Holding

New York, NY, April 2, 2025 — Equitable Holdings, Inc. (NYSE: EQH), the leading financial services holding company of Equitable, AllianceBernstein and Equitable Advisors, today announced the preliminary results of its previously announced cash tender offer to purchase up to 46,000,000 units (“Units”) representing assignments of beneficial ownership of limited partnership interests in AllianceBernstein Holding L.P. (NYSE: AB) (“AB Holding”), at a price of $38.50 per Unit, net to the seller in cash, for an aggregate purchase price of up to approximately $1.8 billion, less any applicable tax withholding (the “Offer”), which expired at 5:00 p.m., New York City time, on April 1, 2025 (the “Expiration Time”).

Based on a preliminary count by the depositary and paying agent for the Offer, a total of 19,766,878 Units were properly tendered and not properly withdrawn under the Offer prior to the Expiration Time, including 559,614 Units that were tendered by notice of guaranteed delivery.

In accordance with the terms and conditions of the Offer, Equitable expects to accept for payment all of the Units that were properly tendered and not properly withdrawn, for an aggregate cost of approximately $761.0 million, excluding fees and expenses relating to the Offer. As Equitable expects to accept for purchase all of the Units that were properly tendered and not properly withdrawn there is no proration factor. The Units that Equitable expects to accept for purchase represent approximately 17.9% of the outstanding Units as of December 31, 2024. After giving effect to such purchase, Equitable will have an approximate 68.6% economic interest in AllianceBernstein L.P., the operating partnership of AB Holding.

The number of Units expected to be purchased in the Offer is based on the depositary and paying agent’s preliminary count and the assumption that all Units tendered by notice of guaranteed delivery will be delivered within the required one business day period and is subject to change. The final number of Units to be purchased will be announced following the expiration of the guaranteed delivery period and completion by the depositary and paying agent of its confirmation process. Payment for Units accepted for purchase under the Offer will occur promptly thereafter.

Questions regarding the Offer and requests for assistance in connection with the Offer may be directed to D.F. King & Co., Inc. (“D.F. King”), the information agent for the Offer, by contacting them at (800) 848-3402 (toll-free) or via email at AB@dfking.com. Banks and brokers may contact D.F. King at (212) 269-5550 or Barclays Capital Inc., the dealer manager for the Offer, at (800) 438-3242 (toll-free). Computershare Trust Company, N.A. is acting as depositary and paying agent for the Offer.

This press release is provided for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell any Units.

About Equitable Holdings

Equitable Holdings, Inc. (NYSE: EQH) is a leading financial services holding company comprised of complementary and well-established businesses, Equitable, AllianceBernstein and Equitable Advisors. Equitable Holdings has $1.0 trillion in assets under management and administration (as of 12/31/2024) and more than 5 million client relationships globally. Founded in 1859, Equitable provides retirement and protection strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers diversified investment services to institutional investors, individuals and private wealth clients. Equitable Advisors, LLC (Equitable Financial Advisors in MI and TN) has 4,600 duly registered and licensed financial professionals that provide financial planning, wealth management, retirement planning, protection and risk management services to clients across the country.

Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “expects,” “believes,” “anticipates,” “forecasts,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release. You should read this press release, the Offer to Purchase and the other related Offer documents that have been or will be delivered to you or filed by Equitable with the SEC completely and with the understanding that actual future events may be materially different from expectations. All forward-looking statements made in this press release are qualified by these cautionary statements. Further, any forward-looking statement speaks only as of the date on which it is made, and Equitable undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Contacts:

Investor Relations

Erik Bass

(212) 314-2476

IR@equitable.com

Media Relations

Laura Yagerman

(212) 314-2010

mediarelations@equitable.com